Employment Agreement
                                    Between
                             Christopher M. Condron
                                      and
                              AXA Financial, Inc.
                                      and
           The Equitable Life Assurance Society of the United States

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 11th day of May 2001 (the "Effective Date"), between AXA Financial, Inc. ("AXA Financial") and The Equitable Life Assurance Society of the United States (the "Equitable"), on the one hand (collectively, the "Company"), and Christopher M. Condron, on the other (the "Executive").

WHEREAS, the Executive is to be employed effective May 17, 2001 (the "Employment Date") as President and Chief Executive Officer of AXA Financial, and as Chairman of the Board and Chief Executive Officer of the Equitable; and

WHEREAS, the Company considers the services of the Executive to be unique and essential to the success of the Company's business;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and the Executive as follows:

1. Employment.  During the Employment Term (as defined below):

(a) The Executive agrees to serve as the President and Chief Executive Officer of AXA Financial reporting to the AXA Financial Board of Directors whose Chairman is the Chairman of the Management Board and Chief Executive Officer of the AXA Group.

(b) The Executive will also serve as the Chairman of the Board and Chief Executive Officer of the Equitable reporting to the Equitable Board of Directors.

(c) The Executive shall also serve as a Director on the Boards of Directors of AXA Financial and the Equitable, a Director of Alliance Capital Management Corporation, and a member of the AXA Group Management Board.

2. Employment Term. The term of the Executive's employment under this Agreement shall commence as of the Employment Date and shall continue until terminated by either party on 30 days' written notice or until the close of the last day of the calendar month in which the Executive attains age 65, whichever comes first (the "Employment Term").

3. Representation. The Executive hereby represents and warrants that the execution and performance by him of this Agreement does not violate the terms of any existing agreement or understanding to which the Executive is a party.

4. Duties. During the Employment Term, and except for illness or incapacity and reasonable vacation periods consistent with Company policies for other senior officers, the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties of the offices of the Company held by him, including management of the business affairs of the Company and strategic and managerial oversight of Alliance Capital Management L.P., and such other duties as may be assigned to him from time to time by the AXA Financial and the Equitable Boards of Directors not inconsistent with his positions; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

(i) serving, in accordance with and after obtaining the approvals required by Company policies and the approval of the Chief Executive Officer of the AXA Group, as a director of any company or organization involving no actual or potential conflict of interest with the Company or any of its affiliates;

(ii) delivering lectures and fulfilling speaking engagements; and

(iii) engaging in charitable, community and other personal activities in accordance with Company policies;

provided, however, that such activities do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company or any of its affiliates.

5. Place of Performance. The principal place of employment of the Executive shall be in New York City, New York, USA, but the Executive understands that his duties under this Agreement will entail significant domestic and international travel.

6. Compensation. The Executive shall be compensated for services rendered during the Employment Term as follows:

(a) Base Salary. The Executive shall be compensated at an annual base salary of no less than One Million ($1,000,000) Dollars (the base salary, at the rate in effect from time to time, is hereinafter referred to as the "Base Salary"). The Company's Organization and Compensation Committee (the "O&C Committee") shall no less than annually review and may, if appropriate, in its sole discretion, increase this annual Base Salary during the Employment Term. The first such review shall be in February 2002, and the effective date of any increase shall be consistent with the practice of the Company for other senior officers.

(b) Annual Bonus. In addition to the Base Salary provided for in Section 6(a) above, the Company may provide annual bonus awards to the Executive under a short term incentive compensation plan for senior officers (the "Short Term Plan") in accordance with the terms of the Short Term Plan and any performance measures established thereunder. During the Employment Term, the Executive's annual target incentive opportunity shall be as provided under the Short Term Plan but no less than 400 percent of his Base Salary. An annual bonus of Four Million ($4,000,000) Dollars under the Short Term Plan shall be guaranteed for the year 2001 (provided that the Executive remains continuously employed by the Company through February 2002 and further provided that if the Executive commences full time service after June 30, 2001 the $4,000,000 bonus shall be prorated based on a year of 12 months at the rate of $333,333.33 per whole or partial month worked in 2001), but annual bonus awards shall not be guaranteed for any subsequent years.

(c) Target Long-Term Incentive. The Executive will participate in the AXA Financial, Inc. 1997 Stock Incentive Plan for Senior Officers or any successor plan (the "Stock Plan"). The annual target present value of grants to the Executive under the Stock Plan will be no less than Eight Million ($8,000,000) Dollars. Except as provided in this Section 6(c), the actual grant of options to purchase AXA Group ADRs or of other stock compensation under the Stock Plan, and the terms of such options or other compensation, will be at the sole discretion of the Stock Option Committee of the AXA Financial Board of Directors or a successor committee (the "Stock Option Committee"), subject to the provisions of the Stock Plan and consistent with the treatment of options granted to other senior officers. The valuation of options granted under the Stock Plan will be based on the Black-Scholes valuation model as applied in the sole discretion of the Stock Option Committee and consistent with the treatment of options granted to other senior officers. A grant of Eight Million ($8,000,000) Dollars in present value on the effective date of the grant will be made to the Executive in February 2002, but annual grants shall not be guaranteed for any subsequent years.

7. Initial Grants.

(a) In connection with the commencement of the Executive's employment, the Company will grant, effective on the Employment Date, to the Executive in accordance with the terms of the Stock Plan:

(i) Eight Million Seven Hundred Thousand ($8,700,000) Dollars in face value on the effective date of the grant of restricted AXA Group ADRs which shall vest at the rate of one-third per year over three (3) years, with the first one-third to vest on the first anniversary of the Employment Date, (unless the Executive's employment is terminated by the Company other than for reasons defined in
Section 9(a), or by the Executive for reasons defined in Section 9(d), in which case such vesting shall accelerate to the date of such termination). The number of restricted AXA Group ADRs granted to the Executive pursuant to this Section 7(a)(i) shall be calculated by dividing $8,700,000 by the closing price on the Employment Date for an AXA Group ADR as reported on the composite transaction tape of the New York Stock Exchange (as reported in the Wall Street Journal or, if not reported thereby, any other authoritative source chosen by the Committee) (the "Fair Market Value"). The Executive shall be entitled to receive all dividends and other distributions paid with respect to the restricted AXA Group ADRs granted pursuant to this Section 7(a)(i), provided that if any such dividends or distributions are paid in AXA Group ADRs, such AXA Group ADRs shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the restricted AXA Group ADRs with respect to which they were paid.

(ii) Four Million Six Hundred Thousand ($4,600,000) Dollars in present value on the effective date of the grant of options to purchase AXA Group ADRs which shall vest at the rate of one-third per year over three (3) years, with the first one-third to vest on the first anniversary of the Employment Date, (unless the Executive's employment is terminated by the Company other than for reasons defined in Section 9(a), or by the Executive for reasons defined in Section 9(d), in which case such vesting shall accelerate to the date of such termination). The number of options granted pursuant to this Section 7(a)(ii) shall be calculated by dividing (x) $4,600,000 by (y) the product of 42% multiplied by the Fair Market Value on the Employment Date; all such options shall have an exercise price equal to the Fair Market Value on the Employment Date and a term of ten (10) years from the Employment Date; and if, prior to the expiration date of the term of any vested but unexercised options, the Executive's employment is terminated by the Company other than for reasons defined in Section 9(a), or by the Executive for reasons defined in Section 9(d), all such vested options (including those whose vesting is accelerated by reason of such termination) may be exercised at any time prior to the earlier of the expiration date of the term of the options or the fifth anniversary of the date of such termination of employment.

(iii) Ten Million ($10,000,000) Dollars in present value on the effective date of the grant of options to purchase AXA Group ADRs which shall vest 25% on the third anniversary of the Employment Date, 25% on the fourth anniversary of the Employment Date, and the remaining 50% on the fifth anniversary of the Employment Date (unless the Executive's employment is terminated by the Company other than for reasons defined in Section 9(a), or by the Executive for reasons defined in Section 9(d), in which case the number of options whose vesting shall accelerate to the date of such termination shall be determined by (x) multiplying the number of options granted pursuant to this Section 7(a)(iii) by a fraction whose numerator is the number of whole calendar months from the Employment Date to the date of such termination and whose denominator is sixty
(60) and (y) subtracting the number of such options that have vested prior to the date of such termination.) The number of options granted pursuant to this
Section 7(a)(iii) shall be calculated by dividing (x) $10,000,000 by (y) the product of 42% multiplied by the Fair Market Value on the Employment Date; all such options shall have an exercise price equal to the Fair Market Value on the Employment Date and a term of ten (10) years from the Employment Date; and if, prior to the expiration date of the term of any vested but unexercised options, the Executive's employment is terminated by the Company other than for reasons defined in Section 9(a), or by the Executive for reasons defined in Section 9(d), all such vested options (including those whose vesting is accelerated by reason of such termination) may be exercised at any time prior to the earlier of the expiration date of the term of the options or the fifth anniversary of the date of such termination of employment.

(b) Promptly after the Employment Date the Company will pay the Executive One Million ($1,000,000) Dollars subject to repayment in full by the Executive if his employment is terminated by the Company for reasons defined in Section 9(a), or by the Executive other than for reasons defined in Section 9(d), prior to the first anniversary of the Employment Date.

(c) No later than July 5, 2001 the Company will pay the Executive One Million Four Hundred Thousand ($1,400,000) Dollars for lost values incurred by the Executive in connection with the commencement of his employment with the Company.

8. Employee Benefits.

(a) General Provisions. Except as expressly provided in this Agreement, the Executive shall be eligible to participate in all employee benefit, welfare, pension and deferred compensation plans offered by the Company (collectively referred to as the "Benefit Plans") on a basis which is no less favorable to the Executive than that made available to other senior officers of the Company. To the extent permitted by the terms of the existing Benefit Plans or applicable law, any waiting period for the Executive's participation in the Benefit Plans shall be waived.

(b) Vacation and Sick Leave. The Executive shall be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time for senior officers.

(c) Business Travel and Expenses. The Executive shall be reimbursed by the Company for reasonable business expenses, as approved by the Company, which are incurred and accounted for in accordance with the Company's normal practices and procedures for reimbursement of expenses.

(d) Executive Car and Driver. In order to ensure the accessibility and safety of the Executive during the Employment Term, the Company will provide the Executive with a car and driver for business and personal purposes.

(e) Air Travel. The Executive may as he deems appropriate conduct his air travel for business purposes by means of private aircraft and shall be entitled to use at the Company's expense a private aircraft for personal travel up to a limit of 75 hours in each calendar year (prorated by month for periods of less than a calendar year) with such aircraft to be provided by the Company by any commercially reasonable method as long as such methods are available to the Company.

(f) Financial counseling. The Executive will be entitled to reimbursement by the Company of fees and disbursements incurred by him for personal financial counseling services provided by a person or company selected by him up to an aggregate annual amount of $20,000.

(g) The Company will provide to the Executive the same benefits as the Company provides to other senior officers with respect to:
    (i)  Parking
   (ii)  City and Country Club Memberships
  (iii)  Executive Health Examination
   (iv) Life insurance under the Executive Survivor Benefits Plan of the Equitable.

9. Termination of Employment. For purposes of determining entitlements pursuant to this Agreement the following definitions shall apply:

(a) Termination by the Company for Cause. Termination for cause shall mean termination because of (i) the willful failure by the Executive to perform substantially his duties as an employee of the Company or any of its affiliates after reasonable notice to the Executive of such failure; (ii) the Executive's willful misconduct that is materially injurious to the Company or any of its affiliates; (iii) the Executive's having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony (other than a felony involving "limited vicarious liability" as defined in this Section 9(a)); or
(iv) the willful breach by the Executive of any written covenant or agreement with the Company or any of its affiliates not to disclose any information pertaining to the Company or any of its affiliates or not to compete or interfere with the Company or any of its affiliates. For purposes of this
Section 9(a), "limited vicarious liability" shall mean any liability which is
(i) based on acts of the Company for which the Executive is responsible solely as a result of his office(s) with the Company and (ii) provided that (x) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) he did not have a reasonable basis to believe that a law was being violated by such acts. No act or failure to act will be considered "willful" for purposes of this Section 9(a) unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that this action or omission was in the best interests of the Company.

(b) Termination by the Company for Excessive Absenteeism. Termination by the Company for excessive absenteeism shall mean termination because the Executive shall have been absent from his duties with the Company on a full-time basis for one hundred twenty (120) days within any six month period.

(c) Death. If the Executive's employment terminates by reason of death, the date of his death shall be the date of termination for purposes of this Agreement.

(d) Termination by the Executive for Good Reason. Termination for good reason shall mean:

(i) termination of employment by the Executive after having delivered to the Company a notice of termination within thirty (30) days after the occurrence of one or more of the following circumstances, without the Executive's express written consent, which are not remedied by the Company within thirty (30) days of its receipt of the Executive's notice of termination:

(A) an assignment to the Executive of any duties materially inconsistent with his position, duties, responsibilities, and status with the Company, or any material limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Sections 1 and 4 hereof;

(B) any removal of the Executive from the positions specified in Section 1 of this Agreement;

(C) a diminution of the Executive's titles as specified in Section 1 of this Agreement;

(D) the Company's requiring the Executive to be based at any office or location more than 75 miles commuting distance from the location referred to in Section 5 of this Agreement;

(E) a reduction in the Executive's Base Salary or annual bonus target incentive opportunity as in effect from time to time;

(F) any failure by the Company to comply with any of the provisions of Sections 6 or 7 of this Agreement; or

(G) a failure of the Company to secure a written assumption by any successor company as provided for in Section 13(g) hereof; and

(ii) termination of employment by the Executive in the event of a "change in control" (as hereinafter defined) of the Company upon 30 days' written notice, with the effective date of such termination to occur during the 30-day period immediately following the first anniversary of the date of such "change in control." For purposes of this Section 9(d)(ii), "change of control" shall mean any of the following events:

(A) Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) AXA (a French corporation (societe anonyme)), any affiliate of AXA, the Company or any subsidiary of the Company, or (ii) any employee benefit plan of AXA, any affiliate of AXA, the Company or any subsidiary of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by AXA, any affiliate of AXA, the Company or any subsidiary of the Company; or

(B) AXA and its affiliates cease to control the election of a majority of the Board of Directors of the Company;

(C) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, AXA and its affiliates own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries);

provided that in no event shall the Executive be entitled to terminate his employment for good reason based on any circumstance relating to a change in the ownership or control of Alliance Capital Management Corporation, Alliance Capital Management L.P., Alliance Capital Management Holding L.P. or any of their subsidiaries, as long as AXA and its affiliates continue to control a majority of the common stock of the general partner of Alliance Capital Management L.P. and the Executive continues to have responsibility for the strategic and managerial oversight of Alliance Capital Management L.P.

(e) Age 65 Expiration of Agreement. Age 65 expiration of this Agreement shall mean termination of employment as of the close of the last day of the calendar month in which the Executive attains age 65.

10. Compensation upon Termination.

(a) Absence From Work. If the Executive's employment is terminated by the Company for excessive absenteeism as defined in Section 9(b), then the Company shall pay the Executive, as soon as practicable after the date of termination
(i) any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder as of the date of termination and (ii) any earned and unpaid bonus relating to service performed by the Executive prior to termination for excessive absenteeism.

(b) Termination for Cause or by the Executive other than for Good Reason. If the Executive's employment is terminated by the Company for Cause as defined in
Section 9(a) or by the Executive (other than for Good Reason as defined in Section 9(d)), then (i) the Company shall pay the Executive, as soon as practicable after the date of termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder as of the date of termination;
(ii) the Executive shall immediately forfeit any unvested stock options and unvested restricted stock shares; and (iii) the Executive shall not be entitled to any other benefits under any Company plan or policy except as required by statute. If the Executive's employment is terminated by the Company for Cause as defined in Section 9(a), all vested options then outstanding shall be immediately forfeited; and if the Executive's employment is terminated by the Executive (other than for Good Reason as defined in Section 9(d)), any vested options then outstanding shall be exercisable at any time prior to the earlier of the expiration of the term of the options or the thirtieth day following the date of the Executive's termination of employment.

(c) Severance Benefits. In the event the Executive's employment is terminated by the Company other than for reasons defined in Section 9(a), 9(b), 9(c) or 9(e), or by the Executive for reasons defined in Section 9(d), the Executive shall be entitled to continuation of Base Salary and participation in the Benefit Plans for two years from the date of termination; and the payment of an amount equal to an annual bonus at target for the year in which the termination occurred, prorated to the date of termination, and additional payments equal to two annual bonuses at target for the year in which termination occurred (payable at such times as the Company in the ordinary course would pay annual bonuses for the year in which the termination occurred and for each of the two years succeeding the year in which the termination occurred); provided, however, that

(i) in the event the Executive provides services as described in Section 11(a) of this Agreement prior to the end of the second calendar year following the year in which any such termination occurs, the Executive's entitlement to continuation of Base Salary and participation in the Benefit Plans shall cease on the date the provision of such services commences, and the amount of the additional payments to be made to the Executive shall be reduced and shall be determined by (a) multiplying (x) the amount of the additional payments by (y) a fraction whose numerator is the number of days elapsed from the date of the Executive's termination of employment to the date the provision of such services commences and whose denominator is the number of days from the date of the Executive's termination of employment to the end of the second calendar year following the year in which such termination occurs, and (b) then subtracting any amount of such additional payments previously paid to the Executive;

(ii) the Executive shall not be entitled to the above severance benefits unless the Executive executes a release substantially in the form of Exhibit A to this Agreement; and

(iii) the severance benefits provided for herein shall be in lieu of any other severance benefits under any Company plan or policy.

(d) Expiration of Agreement at Age 65. If the Executive's employment is terminated as a result of age 65 expiration of this Agreement as defined in
Section 9(e), then the retirement provisions of the Benefit Plans shall be applicable to the Executive.

11. Non-solicitation and Non-competition.

(a) During his employment with the Company and for a period of six months from the date of the Executive's termination of employment for any reason, the Executive will not provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director, or otherwise, to any person or entity that provides products or services that compete with any present or planned business of the Company and any of its affiliates, including but not limited to any other life insurance or financial services company, provided that nothing herein shall prevent the Executive from, after the termination of his employment, being a passive owner of not more than 5% of the outstanding stock of any class of securities of a corporation that is publicly traded and that may acquire any corporation or business that competes with the Company or any of its affiliates.

(b) For a period of one year following the termination of the Executive's employment for any reason, or, if longer, during the period of his continuation of Base Salary pursuant to Section 10(c) of this Agreement (the "Continuation Period"), the Executive will not directly or indirectly solicit the business of any customer or prospective customer of the Company or any of its affiliates for any purpose other than to obtain, maintain and/or service the customer's business for the Company or any of its affiliates.

(c) For a period of one year following the termination of the Executive's employment for any reason, or, if longer, during the Continuation Period, the Executive agrees not to, directly or indirectly, recruit, solicit or hire any employees of the Company or any of its affiliates to work for the Executive or any other person or entity.

(d) Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company or any of its affiliates shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall not without the consent of the Company's Boards of Directors retain copies of, any written materials not previously made available to the public or any records and documents made by the Executive in his possession concerning the business or affairs of the Company or any of its affiliates.

(e) Remedies. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 11 may result in material irreparable injury to the Company or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 11 or such other relief as may be required to specifically enforce any of the covenants in this Section 11.

12. Confidentiality. During and after the Employment Term, and except as otherwise required by law, the Executive shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information which the Executive shall have obtained during his employment by the Company and which shall not be generally known to or recognized by the general public. All information regarding or relating to any aspect of the business of the Company or any of its affiliates, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the products or services of the Company or any of its affiliates), or any other information acquired because of the Executive's employment by the Company, shall be conclusively presumed to be confidential; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive). The Executive's obligations under this Section 12 shall be in addition to any other confidentiality or nondisclosure obligations of the Executive to the Company at law or under any other Company policy or agreements.

13. Other Matters.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof and supersedes any prior agreement or understandings and, except to the extent expressly provided herein or as required by law, any provisions of any plan, program, policy or other document of the Company pertaining to the subject matter hereof.

(b) Assignment. Except as set forth below, this Agreement and the rights and obligations contained herein shall not be assignable or otherwise transferable by either party to this Agreement without the prior written consent of the other party to this Agreement. Notwithstanding the foregoing, any amounts owing to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executor or administrator.

(c) Notices. Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed to the Executive at his residence or to the Company, attention General Counsel, at its usual place of business, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

(d) Amendment/Waiver. No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and the Executive.

(e) Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State).

(f) Severability. The Executive hereby expressly agrees that all of the covenants in this Agreement are reasonable and necessary in order to protect the Company and its business. If any provision or any part of any provision of this

Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.
(g) Successor in Interests. In the event the Company merges or consolidates with or into any other corporation or corporations, or sells or otherwise transfers substantially all of its assets to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and, prior to the consummation of any such event, the Company shall obtain the express written assumption of this Agreement by the other corporation (other than in the case of a merger after which the Company is the surviving entity). All references herein to the Company refer with equal force and effect to any corporate or other successor of the corporation that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

14. Applicable Taxes. There shall be deducted from any compensation payments made under this Agreement any federal, state, and local taxes or other amounts required to be withheld by any entity having jurisdiction over the matter. With respect to the benefits described in Sections 8(d) and (e) of this Agreement, the Company will provide the Executive will full tax gross-up due to any imputed income therefrom, but the Executive shall be personally responsible for payment of taxes on any other imputed income resulting from any other benefits afforded under this Agreement.

15. Supplemental Retirement Benefit. The Company will provide the Executive with a supplemental retirement benefit pursuant to the terms of the letter agreement, dated May 11, 2001, attached hereto as Exhibit B.

16. Indemnification and Insurance. During the Employment Term the Executive will be entitled to the protections afforded by the indemnification provisions of the Company's charter and by-laws and by the directors and officers liability insurance policies purchased form time to time and maintained by the Company to the same extent as other directors and senior officers of the Company.

17.Attorneys' Fees. The Company will pay the reasonable and necessary attorneys' fees and disbursements of Vedder, Price, Kaufman & Kammholz, counsel to the Executive, incurred by the Executive in connection with this Agreement up to an aggregate amount for all such attorneys' fees and disbursements of $100,000.

18. Taxes. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the "Aggregate Payment") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by
Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 18 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to the Executive under this Section 18 has been made, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor so as to make the Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by the Company. In the event the amount of the Executive's Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which any payment to the Executive has been made under this Section 18, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable, all as determined by the Auditor. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its own behalf by its duly authorized officers, and the Executive has executed this Agreement on his own behalf intending to be legally bound, as of the Effective Date.

AXA FINANCIAL, INC.


By: /s/ Edward D. Miller
President and Chief Executive Officer

THE EQUITABLE LIFE ASSURANCE
SOCIETY OF THE UNITED STATES


By: /s/ Edward D. Miller
Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Christopher M. Condron
_________________________________
Christopher M. Condron

                                                                      EXHIBIT A


                          General Release and Agreement



     This GENERAL RELEASE AND AGREEMENT (hereinafter "Release") is made and entered into by __________________________.

1. Pursuant to Section 10(c)(ii) of the Employment Agreement (the "Agreement") dated as of May 11, 2001 between me and AXA Financial, Inc. and The Equitable Life Assurance Society of the United States (collectively, the "Company"), on behalf of my heirs, executors, administrators, personal and legal representatives and assigns, I hereby waive, release and discharge the Company, its parent, subsidiaries end affiliates, and its and their current and former officers, directors, agents, employees, successors and assigns (hereinafter "Releasees"), from all claims, actions and causes of action, whether known or unknown, which I have or claim to have against any Releasee from the beginning of the world to the date of this Release (hereinafter "Claims").

2. This Release covers, but is not limited to, all Claims of discrimination based upon age, race, religion, color, sex, national origin, disability, handicap, veteran status, marital status, sexual orientation or any other protected category arising on or before the date of execution of this Release under any equal employment opportunity law, ordinance, regulation, or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Executive Orders 11246 and 11141, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the New York Executive Law, and any other federal, state, or local constitutional or statutory provision, order, or regulation. Claims do not include any rights I may have (a) under the (i) The Equitable Retirement Plan for Employees, Managers and Agents; (ii) The Equitable Excess Retirement Plan; (iii) The Equitable Investment Plan for Employees, Managers and Agents; (iv) The Equitable Deferred Compensation Plan, Plan B; (v) the Variable Deferred Compensation Plan for Executives; (vi) The Equitable Executive Survivor Income Benefit Plan; (vii) The Equitable welfare benefit plans for employees, managers and agents including Equitable's health, life Insurance, health care spending account, dependent care spending account, short-term disability and long-term disability plans; or (viii) the AXA Financial, Inc. 1997 Stock Incentive Plan; or (b) for payment of the severance benefits pursuant to Section 10(c) of the Agreement.

3. This Release also covers all Claims arising in tort or in contract relating to my employment or the termination of my employment with the Company, including but not limited to, those for fraud, libel, slander, promissory or equitable estoppel, misrepresentation, wrongful discharge, contract violation, breach of covenant of good faith and fair dealing, and negligent or intentional infliction of emotional distress arising under the laws of New York or any other state or jurisdiction. I intend that this Release will discharge the Releases to the maximum extent permitted by law. This Release is intended to release all Claims, whether known or unknown, by me from the beginning of the world until the date of this Release.

4. To the maximum extent permitted by law, I agree not to file (i) a lawsuit or to commence an arbitration making any Claims against the Releasees or any Releasee with any federal, state, local or foreign court or self-regulatory authority relating to my employment with the Company or the termination of my employment, or (ii) a charge or a complaint making any Claims against the Releasees or any Releasee with any federal, state or local administrative agency. Unless I am specifically requested to do so by the Company, or compelled by legal process issued by a competent court, agency or arbitration tribunal, I also agree not to participate in any administrative proceeding, litigation or arbitration filed by any current or former employee or agent of the Releasees against the Releasees or any Releasee with any federal, state or local administrative agency or court or a self-regulatory authority relating to their employment or association with the Company or the termination of their employment or association with the Company or to contact any current or former employee(s) or agent(s) of the Company for the purpose of assisting them in any such administrative proceeding, litigation or arbitration against the Releasees or any Releasee. I additionally waive any rights to obtain damages with respect to any administrative proceeding, litigation or arbitration contemplated by this paragraph.

5. I warrant that I have made no assignment, and will make no assignment, of any claim, right of action, or any rights of any kind whatsoever, embodied in any of the Claims covered in this Release, and that no person or entity of any kind has or had any interest in any of the Claims covered in this Release.

6. I agree to cooperate fully with the Releasees or any Releasee, and, if so requested, to assist the Releasees or any Releasee in its defense of any claim, litigation or complaint against them, of which I have knowledge, by any of its current or former agents, employees, managers or clients, or contractors, or any of their employees.

7. I agree to keep the terms of this Release completely confidential, provided that disclosure to my financial advisor, attorney or immediately family, or in response to valid legal process or as otherwise required by law, will not violate this covenant.

8. I agree that if any part of this Release is found to be void or unenforceable by a court or an arbitrator of competent jurisdiction, the remainder of this Release will remain valid and enforceable.

9. This Release will be governed by the laws of the State of New York and will be binding upon me and my heirs, administrators, representatives, executors, successors and assigns and will inure to the benefit of the Releasees and their heirs, administrators, representatives, executors, successors and assigns.

10. I have read this Release and understand that I am relinquishing all Claims, including those for employment discrimination, which I might have against the Releasees.

11. I also release the Company from any Claims for attorney's fees. I acknowledge that I will be responsible for all of my attorney's fees and costs with respect to the subject matter of this Release.


     Executed at _______________________________________ this __________ day of

_________________________, 200_.


                                        ______________________________________





-----------------------
     Notary Public

                                                                      EXHIBIT B



                                                May 11, 2001



Mr. Christopher M. Condron
15 East 82nd  Street
New York, New York 10028

RE:     SUPPLEMENTAL RETIREMENT BENEFIT

Dear Mr. Condron:

     This letter agreement sets forth the terms of your supplemental retirement benefit with The Equitable Life Assurance Society of the United States ("Equitable").

     Unless your employment with Equitable is terminated for Cause as defined in
Section 9(a) of the Employment Agreement between you and AXA Financial, Inc. and Equitable dated as of May 11, 2001 (the "Employment Agreement"), in which event no benefits will be payable hereunder, Equitable will provide you with a supplemental retirement benefit that, expressed as a monthly benefit for your life, will equal 2% times the number of whole years of your employment with Equitable or any of its affiliates times your "final average monthly earnings." Your "final average monthly earnings" will mean the average of your highest monthly earnings for 36 consecutive months during your last 60 months of employment with Equitable or an affiliate. If your employment with Equitable ends before you have 36 consecutive months of employment, your "final average monthly earnings" will be based on the average of your monthly earnings over the number of whole and partial months of your employment. Earnings shall consist of your base salary and any annual bonus paid to you pursuant to Section 6(b)of the

Employment Agreement. In computing your "final average monthly earnings" any annual bonuses will be averaged over the 12 calendar months in the year for which the respective bonuses were paid.

     You will be immediately vested in your supplemental retirement benefit which will be paid to you in a lump sum or, if you make an advance election, as a monthly annuity for your life or as a 50% joint and survivor annuity, with your spouse as the survivor. An advance election must be made at least one full calendar year before payments are scheduled to commence. The lump sum payment will be made or, if you elected an annuity, the annuity payments will commence, on the first business day of the month following the earlier of your retirement under The Equitable Retirement Plan for Employees, Managers and Agents ("Retirement Plan") or your separation from service with Equitable and any of its affiliates, provided that if you separate from service before age 62, your retirement benefit will be made or commence on the first business day of the month following your 62nd birthday. The payments under this letter agreement will be offset by any payments you are entitled to under the Retirement Plan and the Equitable Excess Retirement Plan. If you die before your scheduled commencement date and have not elected a joint and survivor annuity, your benefit will be paid in a lump sum to a beneficiary you designate, or your estate, if you have not designated a beneficiary.

     In calculating (i) the lump sum equivalent of your monthly benefit, (ii) the offset for your other retirement payments, and (iii) the terms of any annuity benefit elected by you, Equitable will rely on the actuarial and other factors used to determine equivalent benefits under the Retirement Plan. The Equitable is the administrator of the supplemental retirement benefit provided under this letter agreement, and it has discretionary authority to construe and interpret this agreement.

     Any supplemental retirement benefit payable under this letter will be payable solely from Equitable's general assets as payments become due. Equitable's obligation to make any payment under this letter agreement shall be merely that of an unfunded and unsecured promise of the Equitable to pay money in the future.

     The supplemental retirement benefit provided under this letter agreement is intended to be primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as that phrase is used under Section 201, 301 and 401 of the Employee Retirement Income Security Act ("ERISA").

                                        Very truly yours,

                                        THE EQUIABLE LIFE ASSURANCE
                                        SOCIETY OF THE UNITED STATES



                                        By:     /s/ Edward D. Miller
                                                ------------------------------
                                                Chairman and
                                                Chief Executive Officer


Accepted and Agreed to:

/s/ Christopher M. Condron
--------------------------
Christopher M. Condron


                                      -3-